Exhibit 10.2

NUANCE COMMUNICATIONS, INC.

EMPLOYMENT AGREEMENT

This Agreement is made by and between Nuance Communications, Inc. (the “Company”) and Paul A. Ricci (the “Executive”), effective as of November 11, 2011 (the “Effective Date”).

1. Duties and Scope of Employment.

(a) Positions and Duties. Executive will serve as Chairman of the Board and Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of Executive’s duties (consistent with Executive’s position within the Company) as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”).

(b) Board Membership. During the Employment Term (as defined below), Executive will serve as the Chairman of the Board, subject to any required stockholder approval.

(c) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board of Directors of the Company. Such approval will not be unreasonably withheld, provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational or charitable organization, or as a member of corporate Boards of Directors (but in all cases subject to Executive’s compliance with the terms of the Confidential Information Agreement and the terms of this Agreement).

2. Employment Term.

Subject to earlier termination as provided for below, the Company will employ Executive for a term of three (3) years commencing on the Effective Date through November 11, 2014. The term of employment hereunder may then be extended for successive additional terms of one (1) year each (each, a “Successive One-Year Term”) with mutual written notice of intention to extend by the Company and the Executive at least one hundred and eighty (180) days prior to the end of the initial three (3) year term or any Successive One-Year Term. The Company or Executive may terminate this agreement after the initial term or after any Successive One-Year Term by giving written notice of intent to terminate this Agreement (a “Notice of Non-Renewal”). The term of employment under this Agreement shall include the initial three (3) year period and any extension thereof (the “Employment Term”). Notwithstanding the foregoing, Executive and the Company acknowledge that this employment relationship may be terminated at any time prior to the expiration of the Employment Term, upon ninety (90) days written notice to the other party, with or without Cause or for any or no reason, at the option either of the Board or Executive and that in the event the Company or Executive terminate Executive’s employment with the Company prior to the end of the Employment Term, Executive only will be entitled to those payments and benefits, if any, provided for in Section 5 of this Agreement.

3. Compensation.

(a) Base Salary. The Company will pay Executive as compensation for Executive’s services a Base Salary at the annualized rate of $800,000 and will be reviewed, at a minimum of once per year to ensure Executive’s total compensation is consistent with current market practices and in line with Executive’s performance. The Base Salary will be paid through payroll periods that are consistent with the Company’s normal payroll practices and will be subject to the usual, required withholding.

(b) Performance Bonus. Executive will be eligible to receive a target bonus of up to one-hundred percent (100%) of Executive’s then Base Salary based upon the achievement of performance criteria established within four (4) months of the start of the applicable bonus period by the Compensation Committee of the Board, after consultation with Executive. The performance standards will be based on the Company’s achievement of goals for proforma revenue and earnings or such other performance goals mutually agreed to by Executive and the Company, each as defined by the Compensation Committee of the Board. The actual percentage of Base Salary payable as a bonus for any year will depend, upon the extent to which the applicable performance criteria have been achieved. Any bonus that actually is earned will be paid as soon as practicable (but no later than two and one-half (2  1/2) months) after the end of the fiscal year for which the bonus is earned, but only if Executive was employed with the Company through the end of such fiscal year. This performance bonus is not earned unless Executive is employed through the end of the fiscal year.

(c) Equity Grants.

Upon the execution of this Agreement, and upon determination of the Compensation Committee of the Board that Executive’s performance has been satisfactory, the Company will grant to the Executive the right to purchase seven hundred and fifty thousand (750,000) shares of restricted common stock of the Company at a per share purchase price equal to the par value of the Company’s common stock on the date of the grant (the “Stock Purchase Right”). The Stock Purchase Right will time-vest annually on the grant date anniversary in equal increments of two hundred and fifty thousand (250,000) shares over a 3-year period. In addition, the Company will grant to the Executive seven hundred and fifty thousand (750,000) shares under a performance-based restricted stock unit award (the “RSU Award”) that will vest upon determination of achievement of goals as set and determined by the Compensation Committee of the Board, in even increments over three (3) fiscal periods, Fiscal Year 2012, Fiscal Year 2013 and Fiscal Year 2014. The Stock Purchase Right and the RSU Award (together, the “Stock Awards”) shall be represented by, and subject to, the terms of a award agreements to be prepared in accordance with the terms herein.

Annually, commencing with the conclusion of each Fiscal Year, the Compensation Committee of the Board will review the Executive’s performance to ensure that total compensation, including any equity award grants, are consistent with current market practices and will issue additional awards based on the Executive’s performance at the discretion of the Committee.

(d) Car Allowance. During the Employment Term, the Company will reimburse Executive up to $20,000 per calendar year, net of withholding taxes, (or such greater amount as approved by the Board or Compensation Committee, consistent with the Company’s practice with respect to other executive officers) for use towards a car leased by the Company or via a car allowance included in the Executive’s pay. The lease allowance is inclusive of insurance costs to cover the leased vehicle. The

Company shall make such reimbursement payments by March 15th of year following the calendar year Executive incurred such eligible car allowance expenses.

(e) Tax & Financial Services Allowance. The Company will reimburse Executive for reasonable professional services expenses incurred by Executive for tax, financial and/or estate planning. The Company will reimburse Executive only for expenses that do not exceed twenty five thousand dollars ($25,000), net of withholding taxes, per calendar year. The Company shall make such reimbursement payments by the end of the third month following the calendar year Executive incurred such eligible tax and financial service allowance expenses.

(f) Expenses. The Company will reimburse Executive for reasonable travel, lodging and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

4. Benefits.

(a) Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(b) Executive Medical Benefit. During the Employment Term, the Company shall offer Executive a supplemental enhanced executive wellness benefit, provided that the expense incurred by the Company shall not exceed fifty thousand dollars ($50,000) per year, net of withholding taxes. Any reimbursement made pursuant to this Section 4(b) will be paid by the Company by the end of the third month following the calendar year Executive incurred any eligible supplement executive medical expense. No unused benefit from one calendar year will carry forward or otherwise be available for future calendar years.

(c) Life Insurance Policy. During the Employment Term, the Company shall continue to pay the annual premium for an enhanced life insurance benefit equal to $1,000,000 in value. The life insurance policy shall be a term-life policy with Executive as the owner of the policy.

(d) Long-Term Disability Policy. During the Employment Term, the Company will pay the premiums for an enhanced long-term disability insurance policy that will provide coverage of sixty percent (60%) of Executive’s base eligible earnings. This long-term disability policy will be subject to Executive’s continuing to satisfy all applicable eligibility requirements imposed by the long-term disability insurance company.

(e) Post Retirement Medical Benefit. For the period following Executive’s retirement, until such time as Executive is age sixty five (65), provided Executive is an active full-time employee of the Company at the time of his retirement, the Company shall reimburse Executive up to a maximum amount of two hundred and fifty thousand dollars ($250,000), net of withholding taxes, for expenses incurred to purchase medical or health insurance during a ten (10) year period. The Company shall make such reimbursement payments by the end of the third month following the calendar year Executive incurred such eligible post-retirement medical or health insurance expenses.

5. Severance.

Upon termination of employment, Executive shall receive payment of (a) his Base Salary, as then in effect, through the date of termination of employment, and (b) all accrued vacation, expense reimbursements and any other benefits (other than severance benefits, except as provided below) due to Executive through the date of termination of employment in accordance with established Company plans and policies or applicable law (the “Accrued Obligations”). In addition, the following will apply:

(a) Termination By the Company other than for Cause Death or Disability. If Executive terminates employment following receipt of a Notice of Non-Renewal from the Company or is terminated by the Company for a reason other than Cause, Death or Disability (each as defined below) then, subject to Executive’s compliance with the provisions in Section 5(f), Executive will be entitled to receive through the term of the Severance Period: (i) continuing payments of one and half (1 1/2) times Executive’s Base Salary, as then in effect, during the Severance Period, to be paid periodically in accordance with the Company’s normal payroll policies and subject to the usual, required withholding, plus one hundred and fifty percent (150%) of Executive’s target Performance Bonus which had been in effect in the fiscal year ending prior to the year of termination, to be paid periodically in accordance with the Company’s normal payroll policies and subject to the usual, required withholding, (ii) continued payment by the Company of the group medical, dental and vision continuation coverage premiums for Executive and Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) during the Severance Period under the Company’s group health plans, as then in effect; (iii) continued payment of the annual premium for the remaining term of the life insurance policy specified in Section 4(c) above; (iv) the continued vesting for a period of twenty-four months (24 months) for Executive’s stock options and the Stock Purchase Right; (v) accelerated vesting of any unvested restricted stock units (including specifically the RSU Award) , and (vi) an extended period of time to exercise vested options for a period of two (2) years or until their original expiration date.

(b) Termination due to Death or Disability. If the Executive’s employment with the Company is terminated due to his Death or his becoming Disabled, then Executive or Executive’s estate (as the case may be) will (i) receive an amount equal to one and half (1 1/2) times Executive’s Base Salary at the time of the death or disability plus an amount equal to (100%) of Executive’s target Performance Bonus, as then in effect in the fiscal year ending prior to the death or disability, (ii) continued payment of the annual premium for the remaining term of the life insurance policy specified in Section 4(c) above; (iii) be entitled to immediate one hundred percent (100%) vesting of any Company stock options or Stock Awards held by the Executive that were unvested immediately prior to his termination of employment, (iv) an extended period of time to exercise vested options for a period of two (2) years or until their original expiration date, (v) receive Company-paid coverage for a period up to three (3) years or as eligible under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive (if applicable) and Executive’s eligible dependents under the Company’s health benefit plans (or, at the Company’s option, coverage under a separate plan), providing benefits that are no less favorable than those provided under the Company’s plans immediately prior to Executive’s death, (vi) receive the allowance remaining under the post retiree medical benefit provided under Section 4(e), and (vii) be entitled to receive all compensation and benefits from the Company for which he is eligible under other policies or plans.

(c) Termination After Change of Control or Due to Good Reason at any Time. If, (i) at any time during the Employment Term Executive resigns for Good Reason (as defined below); or (ii) within twelve (12) months following a Change of Control (as defined below), Executive’s employment with the Company is terminated for a reason other than (A) Cause, (B) Executive becoming Disabled or (C) Executive’s death, then, subject to Executive’s compliance with the provisions in Section 5(e), Executive will be entitled to receive the severance payments and benefits set forth in Section 5(a) and the post retiree medical benefit provided under Section 4(e); provided, however Executive shall receive (i) two (2.0) times his Base Salary as then in effect, (ii) plus an amount equal to two (2.0) times his target Performance Bonus which had been in effect in the fiscal year ending prior to the year of termination, and (iii) immediate 100% acceleration of any unvested options or other equity awards (including specifically the Stock Awards), rather than continued vesting over the severance period.

(d) Other Termination. If the Executive terminates employment with the Company (i) after providing a Notice of Non-Renewal or (ii) other than for Good Reason (as defined below), or if Executive’s employment with the Company is terminated for Cause, then Executive will receive payment of the Accrued Obligations but he shall not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options and unvested Stock Awards) from the Company, except to the extent provided under the applicable stock option agreement(s), Company benefit plans or as may be required by law (for example, under COBRA).

(e) Conditions to Receive Severance Package. Except for the Accrued Obligations, the applicable provisions of the Option Plan and his equity award agreements, and other payments to which Executive may be entitled by law, the severance payments, continued benefits, continued vesting, vesting acceleration and the ability to exercise stock options described in this Section 5 will be provided to Executive if the following conditions are satisfied: (i) Executive complies with all surviving provisions of the Confidential Information Agreement, and any other confidentiality or proprietary rights agreement signed by Executive and the non-competition provisions set forth herein; and (ii) Executive executes and delivers to the Company, and does not revoke, a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that Executive may have against the Company, and any subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Executive’s employment or termination of employment with the Company.

(f) Cause. For purposes of this Agreement, “Cause” means Executive’s employment with the Company is terminated after a majority of the Board has found any of the following to exist: (i) that Executive has been convicted of a felony in connection with the performance of his obligations to the Company or which adversely affects the Executive’s ability to perform such obligations; (ii) a breach of any duty of loyalty owed to the Company by Executive, or the usurpation of any Company corporate opportunity by Executive, that has a material detrimental effect on the Company’s reputation or business; (iii) the commission by the Executive of an intentional act of fraud or embezzlement which was intended to and results in loss, damage or injury to the Company, whether directly or indirectly; (iii) a material disclosure of the Company’s confidential or proprietary information by the Executive which violates the terms of the Confidential Information Agreement; or (iv) Executive’s continued substantial willful nonperformance (except by reason of Disability) of any material obligations under this Agreement after Executive has received a written demand for performance by the Board and has failed to cure such nonperformance within fifteen (15) business days of receiving such notice. Other than for a termination pursuant to Section 5(f)(i), Executive shall receive notice and an opportunity to be heard before the Board with Executive’s own attorney before any termination for Cause is deemed effective. Notwithstanding anything to the contrary, the Board may immediately place Executive on administrative leave (with full pay and benefits to the extent legally permissible) and suspend all access to Company information, employees and business should Executive wish to avail himself of his opportunity to be heard before the Board prior to the Board’s termination for Cause. If Executive avails himself of his opportunity to be heard before the Board, and then fails to make himself available to the Board within five (5) business days of such request to be heard, the Board may thereafter cancel the administrative leave and terminate Executive for Cause.

(g) Change of Control. For the purposes of this Agreement, a “Change of Control” means the occurrence of any of the following events, but only to the extent such event constitutes a “change in control event” for purposes of Section 409A: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) a change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (“Incumbent Directors” will mean directors who either (A) are members of the Board as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Board at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election. of directors to the Company)); or (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(h) Disabled. For purposes of this Agreement, “Disabled” means Executive being unable to perform the principal functions of his duties due to a medically certifiable physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six months. Whether Executive is Disabled will be determined by a third party administrator of the Company’s long-term disability program.

(i) Good Reason. For purposes of this Agreement, “Good Reason” means (i) without the Executive’s consent, a significant reduction of the Executive’s duties, position, reporting status, or responsibilities relative to the Executive’s duties, position, reporting status, or responsibilities in effect immediately prior to such reduction, or the removal of the Executive from such position, duties and responsibilities or change in reporting status, unless the Executive is provided with comparable duties, position and responsibilities or reporting status; also a reduction in duties, position, reporting status or responsibilities by virtue of the Company being acquired and made part of a larger entity will constitute “Good Reason” unless the Executive remains in his position as Chief Executive Officer of a publicly traded company that conducts substantially the same core operations, business and activities as were conducted by the Company prior to any such acquisition or similar corporate transaction; (ii) without the Executive’s consent, a substantial reduction, by the Board of the Executive’s Base Salary as in effect immediately prior to such reduction (unless such reduction is part of an overall Company effort that effects similarly situated senior executives of the Company); (iii) without the Executive’s consent, the requirement that Executive relocate his principal place of employment more than fifty (50) miles from the current location of the Company’s principal executive offices; (iv) a material breach by the Company of this Agreement; and (iv) failure of Executive to be nominated as a Board member. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and, if such grounds are susceptible to cure, a reasonable cure period of not less than thirty (30) days following the date of such notice. Any resignation for Good Reason must occur within two years of the initial existence of the grounds constituting Good Reason.

(j) Severance Period. For purposes of this Agreement, “Severance Period” means the period beginning on the date of Executive’s termination of employment with the Company and ending on the date eighteen (18) months later for all reasons other than a termination following a Change of Control or for Good Reason. “Severance Period” for a termination following a Change of Control or for a termination by the Executive for Good Reason means the period beginning on the date of Executive’s termination of employment with the Company and ending on the date twenty-four (24) months later.

6. Confidential Information. Executive agrees to continue to comply with any agreement Executive has entered into with the Company regarding confidential information and/or invention assignment (the “Confidential Information Agreement”).

7. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will, trust, or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

8. Indemnification. Subject to applicable law, Executive will be provided indemnification but on terms no less favorable than provided to any other Company executive officer and subject to the terms of any separate written indemnification agreement as well as the Company’s charter.

9. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Nuance Communications, Inc.

One Wayside Road

Burlington, MA 01803

Attn: Senior Vice President — Human Resources

If to Executive:

at the last residential address known by the Company.

10. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

11. Original Agreement. Executive previously entered into an employment agreement with the Company on August 11, 2003, as amended from time to time (the “Original Agreement”). Executive and the Company agree that this Agreement will supersede and replace the Original Agreement and any of it amendments in their entirety.

12. Non-Competition and Non-Solicitation. If Executive’s employment with the Company terminates pursuant to Sections 5(a), 5(b), or 5(c) of this Agreement, for a period beginning on the Effective Date and ending 18 months after the Executive ceases to be employed by the Company (or 24 months following termination of Executive’s employment if such termination occurs within twelve months following a Change of Control of the Company or Executive terminates for Good Reason) (the “Non-Competition Period”) Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will: (i) not engage, participate or invest in a company whose primary business is voice recognition or natural language processing; (ii) not engage, participate or invest in a large Information Technology (“IT”) company, such as Microsoft or IBM, in a position in which his principal involvement would be in the business of speech recognition software; (iii) not solicit, induce or influence any person to leave employment with the Company; (iv) not directly or indirectly solicit business from any of the Company’s customers and users on behalf of any company defined in Section 12(i) or (ii) above. Nothing in this Agreement shall prohibit the Executive from owning (as a passive investment): (a) not more than two percent of any class of publicly traded securities of any entity or (b) not more than five percent of any class of non-publicly traded securities of any entity.

Notwithstanding the foregoing, if Executive’s employment with the Company terminates pursuant to Section 5(d) of this Agreement, and not pursuant to Sections 5(a), 5(b), or 5(c) of this Agreement, the Non-Competition Period will be limited to twelve (12) months. Executive agrees that nothing in this Section 12 shall affect his continuing obligations under the Confidential Information Agreement.

13. Non Disparagement. Following the date Executive ceases to be employed by the Company, Executive will not disparage in any way the Company, its Officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor or successor corporations, or assigns, and will refrain from any defamation, libel or slander of any of those parties, and any tortious interference with the contracts, relationships and prospective economic advantage of any of those parties. Likewise, following the date Executive ceases to be employed by the Company, its officers, directors, employees, administrators, and affiliates, will not disparage, except as otherwise required by law, in any way the Executive, and will refrain from any defamation, libel or slander of the Executive, and, subject to provisions of Section 12 of this Agreement, will refrain from any tortious interference with the contracts, relationships and prospective economic advantage of the Executive.

14. Entire Agreement. This Agreement, together with the Confidential Information Agreement and the Company’s organizational documents, represents the entire agreement and understanding between the Company and Executive concerning the subject matter herein and Executive’s employment relationship with the Company, and supersedes and replaces any and all prior or contemporaneous agreements and understandings whether written or oral between the Executive and the Company.

15. Arbitration and Equitable Relief.

(a) Except as provided in Section 15(d) below, Executive and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof will be settled by arbitration to be held in either (at the Executive’s election which must be made within one day of notice of any such action) San Francisco, California, or Boston, Massachusetts, in accordance with the procedures then in effect of the Judicial Arbitration & Mediation Services, Inc. (“JAMS”) (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator and/or any state or federal court will apply Massachusetts law to the merits of any dispute or claim, without reference to rules of conflict of law. Executive hereby agrees that he will not challenge the enforceability of the non-competition clause as set forth herein based solely upon the fact that Executive has a residence in California. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in either California or Massachusetts (at the Executive’s election which must be made within one day of notice of any such action) for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

(c) The Company will pay the direct costs and expenses of the arbitration. The Company will also reimburse Executive’s fees and expenses as incurred monthly, including reasonable attorneys’ fees in connection with any dispute arising out of this agreement, provided Executive prevails on at least one material issue in such dispute, or provided an arbitrator does not determine that Executive’s legal positions were frivolous or without legal foundation. In the event Executive does not so prevail or in the event of such determination, Executive will repay to the Company any amounts previously reimbursed by it, and Executive will reimburse the Company for its fees and expenses, including reasonable attorneys’ fees, incurred in connection with the dispute.

(d) EXECUTIVE HAS READ AND UNDERSTANDS SECTION 15, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS

OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, AND ANY LAW OF THE STATE OF CALIFORNIA; AND

ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

16. No Oral Modification, Cancellation or Discharge. This Agreement may be changed or terminated only in writing (signed by Executive and the Company).

17. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

18. Governing Law. This Agreement will be governed by the laws of the State of Massachusetts (with the exception of its conflict of laws provisions).

19. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20. Attorneys’ Fees. Executive shall be reimbursed his reasonable attorneys’ fees incurred with respect to the negotiation of this Agreement.

21. Code Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) will become payable under this Agreement until Executive has a “separation from service” within the meaning of Section 409A of the Code, and any proposed or final regulations and guidance promulgated thereunder (“Section 409A”). Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following Executive’s termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of Section 21(a) above.

(c) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 21(a) above. For purposes of this Section 21(c), “Section 409A Limit” will mean the lesser of two (2) times: (1) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

EXECUTIVE

/s/ Paul A. Ricci	Date November 11, 2011
Paul A. Ricci Chairman and Chief Executive Officer

COMPANY

/s/ Robert Frankenberg	Date November 11, 2011
Robert Frankenberg Chairman of the Compensation Committee of The Board of Directors